Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 6 to Registration Statement No. 333-129570 of our report dated December 8, 2006 (January 18, 2007 as to the fourth and fifth paragraphs of Note 12) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of Molecular Insight Pharmaceuticals, Inc. and subsidiaries (a development stage company) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
January 29, 2007